Exhibit 99.2

Contacts:

Layne Christensen Company	The Equity Group Inc.
David A.B. Brown	Devin Sullivan
Chairman	Senior Vice President
281-475-2690	212-836-9608
david.brown@layne.com	dsullivan@equityny.com

Andy Atchison	Kalle Ahl
Chief Financial Officer	Senior Associate
281-475-2670	212-836-9614
andy.atchison@layne.com	kahl@equityny.com

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN NAMES MICHAEL J. CALIEL PRESIDENT AND CHIEF EXECUTIVE OFFICER

THE WOODLANDS, TX – December 10, 2014 – David A.B. Brown, CEO and Chairman of the Board of Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”), announced today the appointment of Michael J. Caliel as President and Chief Executive Officer, and Member of the Board of Directors, effective January 2, 2015. Mr. Caliel brings more than 30 years of global sales, management and operating experience to Layne. He will succeed Mr. Brown who assumed the role of CEO on an interim basis in June 2014. Mr. Brown will continue to serve as Chairman of the Board.

Mr. Caliel joins Layne after having served as President and CEO (2011-2014) of the Invensys Software and Industrial Automation Division of Invensys plc (LSE: ISYS.L), a leading provider of automation and information technologies, systems, software solutions, services, and consulting to global manufacturing and infrastructure industries. Invensys was acquired in January 2014. Prior to that, Mr. Caliel served as President, CEO and Executive Director (2006–2011) of Integrated Electrical Services, Inc. (Nasdaq: IESC), a national provider of electrical and communications solutions for the commercial, industrial and residential markets.

Mr. Brown commented, “On behalf of the entire Board of Layne, I am thrilled to welcome Mike as our new President and CEO. Mike is a seasoned operating executive, and has a demonstrated ability to strategically manage, grow, and optimize complex global organizations. An innovative thinker and hands-on manager, he has large project management experience, a history of building enduring relationships with clients and partners, and a proficiency to capitalize on growth opportunities in existing and new markets. He also has extensive experience in a variety of industries and end markets relevant to Layne. We are confident that Mike will help guide Layne into the next phase of its growth, and build upon our successes to date.”

Mr. Caliel commented, “I am honored to have been selected to lead Layne. Building on its impressive legacy of providing responsible solutions for water, mineral and energy challenges, Layne continues to evolve in order to meet the considerable number of opportunities that exist in its respective end markets. Along with Layne’s dedicated and talented employees around the world, our focus will be to develop and implement the strategies necessary to address these opportunities, fortify our leading industry positions, and continue to strengthen our operations. In doing so, I am confident that we can deliver value to our stakeholders.”

Additional Information

From 1993 – 2006, Mr. Caliel served in positions of increasing responsibility at Invensys Process Systems, a global software, systems, and technology company. He served as President of the company’s Process Automation Group from 2003 – 2006, which employed more than 6,000 professionals around the world.

Mr. Caliel has also held sales and executive positions at Honeywell, Inc. and ABB, Ltd.

He received his Bachelor of Sciences in Industrial Distribution from Clarkson University.

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

In connection with the hiring of Mr. Caliel, the Board of Directors of the Company approved an award to Mr. Caliel of a stock option to purchase shares of the Company’s common stock and restricted stock units (“RSUs”) on December 5, 2014, with a grant date fair value of $500,000 each, contingent upon and effective as of Mr. Caliel’s start date with Layne (the “Start Date”), which is expected to be January 2, 2015. The awards will be made pursuant to the NASDAQ inducement grant exception as a component of Mr. Caliel’s employment compensation, and are being made as an inducement material to Mr. Caliel’s acceptance of employment with Layne in accordance with NASDAQ Listing Rule 5635(c)(4).

The stock option will be subject to a 3-year cliff vesting schedule (that is, 100% of the stock option will vest and become exercisable on the third anniversary of Mr. Caliel’s start date). The per share option exercise price will be equal to the closing price of Layne’s common stock on Mr. Caliel’s start date and will have a 10 year maximum term. The RSUs will vest in 25% increments upon achievement of a Layne common stock price of $9, $10, $12 and $15. For vesting to occur, the stock price must remain at or above the specified price for at least ten consecutive trading days during the three year period commencing on the start date and Mr. Caliel must remain employed through that three-year period. The vesting of the stock option and the RSUs will accelerate and become fully vested upon a “change in control”, as defined in the Layne 2006 Equity Incentive Plan. If Mr. Caliel is terminated without “cause” by Layne or he resigns for “good reason”, prior to the third anniversary of his start date, a pro rata portion of the stock option and RSUs will vest based on time and, in the case of the RSUs, assuming all performance conditions have been met. If Mr. Caliel’s employment with Layne ends prior to the third anniversary of his start date for any other reason, he will forfeit the stock option and the RSUs. After the third anniversary of his start date, if Mr. Caliel is terminated for “cause,” any unexercised portion of the stock option will be immediately forfeited.

Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the ability of Mr. Caliel to successfully develop and implement new strategies for the Company, prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

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